[LETTERHEAD OF RENKEMEYER, CAMPBELL, GOSE & WEAVER]

April 27, 2005

AT&S HOLDINGS, INC.

3505 MANCHESTER TRAFFICWAY

KANSAS CITY, MISSOURI 64129

Re: Subordinated Notes-Series 2005

Ladies and Gentlemen:

We have acted as special counsel to AT&S Holdings, Inc., a Nevada corporation (the "Company"), in connection with the proposed offering (the "Offering") of $5,000,000 aggregate principal amount of AT&S Holdings, Inc.'s Subordinated Notes-Series 2005 (the "Notes"). In this connection, we have examined such corporate and other records, instruments, certificates and documents, as we have considered necessary to enable us to express this opinion.

Based on the foregoing, it is our opinion that upon completion of the Offering, the Subordinated Notes will have been duly authorized for issuance. The Subordinated Notes, when delivered in accordance with the terms of the Board resolution governing subordinated note provisions in substantially the form filed as Exhibit 4.3 to the Registration Statement, the subscription agreement in substantially the form filed as Exhibit 4.1 to the Registration Statement and the subordinated note agreement in substantially the form filed as Exhibit 4.2 to the Registration Statement will be validly issued and enforceable in accordance with the Board resolution governing the subordinated note provisions.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters".

Very truly yours,

/s/ Renkemeyer, Campbell & Weaver LLP RENKEMEYER, CAMPBELL & WEAVER LLP